Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Announces Resignation of John D. Chandler from its Board

OMAHA, Neb., Sept. 6, 2017 (GLOBE NEWSWIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced that it has accepted the resignation of John D. Chandler from the board of directors of its general partner, Green Plains Holdings LLC. Chandler informed the partnership he was leaving to accept a chief financial officer position at The Williams Companies. His departure is not due to any disagreement with the partnership’s operations, policies or practices.

“I would like to thank John for his leadership on the partnership’s board of directors,” commented Todd Becker, president and chief executive officer of Green Plains Partners. “John’s contributions during the partnership’s early years were integral to firmly establishing our growth strategy.”

The general partner intends to fill the vacancy on the partnership’s board of directors, as well as on the audit and conflicts committees with another independent director and has initiated the process to identify and select an appropriate replacement.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Contact

Jim Stark

Vice President, Investor & Media Relations

402.884.8700

jim.stark@gpreinc.com

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